Exhibit 99.1

For Further Information Contact:
Dave Renauld
Vice President, Corporate Affairs
Proxim Wireless
(413) 584-1425
ir@proxim.com

Proxim Wireless Corporation Announces Intention to Trade on OTCQX Market

Silicon Valley, CA, April 2, 2009 – Proxim Wireless Corporation (NASDAQ: PRXM) today announced its intention to seek the transfer of the trading of its common stock from the Nasdaq Capital Market to the OTCQX market subject to listing approval.  Proxim expects that its stock will continue to trade under the same ticker symbol “PRXM.”

In connection with that transfer, Proxim has notified Nasdaq of its intention to voluntarily delist its common stock from the Nasdaq Capital Market.  Following the delisting, Proxim intends to file a Form 15 to relieve Proxim of the burden and expense of filing reports with the Securities and Exchange Commission.  Proxim intends to continue to provide shareholders with current information by filing ongoing disclosure pursuant to the OTCQX rules, which includes quarterly and annual audited financial statements and quarterly management discussions and analyses.

Proxim’s Board of Directors decided to delist and deregister its common stock under the Securities Exchange Act of 1934, as amended, as part of a broader effort to reduce costs and improve financial results.  The Board of Directors concluded that the costs of maintaining its listing on Nasdaq and continuing its SEC reporting obligations outweigh the benefits to Proxim and its shareholders of those items.  Proxim expects to save hundreds of thousands of dollars annually from these changes.

Specific factors considered by the Board included:

•
the ongoing expenses that Proxim would incur in complying with its obligations under the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Nasdaq Marketplace Rules, particularly in light of Proxim’s limited resources;

•	the substantial management time and effort required to comply with these obligations, which could be better spent implementing Proxim’s business strategy and improving operating results;

•	the limited capital available to Proxim in the public equity markets and restrictions imposed on raising additional capital;

•	the limited trading volume and liquidity of the common stock;

•
the burdens that would be placed on shareholders by the more limited availability of information regarding Proxim’s business and financial results, including the potential inability of brokers to publish or make quotations for the common stock and the potential inability of shareholders, including directors, officers and affiliates of Proxim, to sell shares in reliance on SEC Rule 144;

•	the possibility that Proxim would be involuntarily delisted from Nasdaq due to failure to comply with continued listing standards;

•	the possibility of avoiding a reverse stock split that otherwise would have been required to regain compliance with Nasdaq’s minimum bid price requirement;

•	impacts of these changes on suppliers, customers, employees, stockholders, and others having relationships with Proxim; and

•	impacts of these changes on Proxim’s ongoing exploration of strategic alternatives.

As previously disclosed, on February 22, 2008, Proxim received notice from Nasdaq that it was not in compliance with the minimum bid price requirement for continued inclusion under Nasdaq Marketplace Rules 4310(c)(4) and 4310(c)(8)(D).

Procedural Details

Proxim intends to file a Form 25 with the SEC on or about April 13, 2009 to voluntarily delist its common stock from the Nasdaq Capital Market.  The delisting from Nasdaq will become effective 10 days later, at which time Proxim’s common stock is expected to cease to trade on Nasdaq.  Accordingly, Proxim anticipates the last day of trading of its common stock on the Nasdaq Capital Market will be on or about April 22, 2009.

Immediately after the delisting, Proxim intends to file a Form 15 with the SEC to terminate the registration of its common stock under the Exchange Act.  Upon the filing of that documentation, Proxim’s obligation to file most periodic reports with the SEC will be suspended immediately, with the deregistration formally becoming effective 90 days after the Form 15 is filed with the SEC.

As mentioned above, Proxim intends that, following the effectiveness of the delisting from Nasdaq, its common stock be traded on the OTCQX market.  The OTCQX market is the premier tier of the over-the-counter market run by Pink OTC Markets Inc., which provides an inter-dealer electronic quotation and trading system in the over-the-counter (OTC) securities market.  Proxim is in the process of qualifying for the OTCQX market.  If Proxim is unable to qualify for that market, Proxim expects that its stock will initially be traded in the Pink Sheets Current Information tier of the Pink OTC Markets.

About Proxim Wireless
Proxim Wireless Corporation (NASDAQ:PRXM) is a leading provider of end-to-end broadband wireless systems that deliver the quadruple play of voice, video, data and mobility to organizations today.  Our systems enable a variety of wireless applications including security and surveillance, VoIP, last mile access, enterprise LAN connectivity, and point-to-point backhaul.  We have shipped more than 1.8 million wireless devices to more than 235,000 customers in over 65 countries worldwide.  Proxim is ISO-9001 certified.  Information about Proxim can be found at www.proxim.com.  For investor relations information, e-mail ir@proxim.com or call +1-413-584-1425.

Safe Harbor Statement for Forward-Looking Statements
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  For example, forward-looking statements include statements regarding Proxim’s intentions, expectations, and desires, the potential for trading the common stock on any specific tier of the Pink OTC Markets, the anticipated timing of delisting and deregistration, the intent to make any specific information publicly available in the future, and the expected costs and benefits of delisting and deregistration.  Proxim’s actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause these differences include, but are not limited to:  any objection the SEC may have to delisting or deregistration; Proxim’s ability to satisfy the criteria for delisting, deregistration, and quotation on any specific tier of the Pink OTC Markets; potential changes in Proxim’s intentions based on new information, changes in circumstances, or other factors; unanticipated costs; potential failure to obtain anticipated cost savings; potential lack of interest among brokers in making a market in its common stock; potential lack of publicly available information sufficient to permit quotations of the common stock; and Proxim’s ongoing exploration of strategic options.  Further information on these and other factors that could affect Proxim’s actual results is and will be included in filings made by Proxim from time to time with the Securities and Exchange Commission and in its other public statements all available on its website www.proxim.com.  Proxim does not assume any obligation to update its forward-looking statements to reflect new information or developments.